Exhibit 23-1



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 15, 2001 relating to the financial statements and financial statement schedules appearing on page 31 of Eastman Kodak Company's Annual Report on Form 10-K for the year ended December 31, 2000 and form 10-K/A filed May 7, 2001.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



Rochester, New York
July 2, 2001